Exhibit 4.9
WYNDHAM HOTELS & RESORTS, INC.

The following summary describes the common stock, par value $0.01 per share, of Wyndham Hotels & Resorts, Inc. (“Wyndham Hotels,” “our company,” “we,” “us,” and “our”), which are the only securities of Wyndham Hotels registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our second amended and restated certificate of incorporation (our “certificate of incorporation”) and our second amended and restated by-laws (our “by-laws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.9 is a part. In addition, you should refer to the General Corporation Law of the State of Delaware (the “DGCL”), which may also affect the terms of our capital stock.

Authorized Capital Stock

We are authorized to issue a total of 606 million shares of capital stock consisting of 600 million shares of common stock, par value $0.01 per share, and 6 million shares of preferred stock, par value $0.01 per share.

Common Stock

Dividends. Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose. We are incorporated in Delaware and are governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if no such surplus exists, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets).

Voting Rights. Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our Board of Directors. A consequence of not having cumulative voting rights is that the holders of a majority of the shares of common stock entitled to vote in the election of Directors can elect all Directors standing for election, which means that the holders of the remaining shares will not be able to elect any Directors.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not currently entitled to pre-emptive rights.

Fully Paid. All of our outstanding shares of common stock are fully paid and nonassessable. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 6 million shares of preferred stock, par value $0.01 per share. No shares of our preferred stock were issued and outstanding as of December 31, 2020.

Our Board of Directors, without further action by the holders of our common stock, may issue shares of our preferred stock. Our Board of Directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preference and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our Board of Directors to issue preferred stock could potentially be used to discourage attempts by third-parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our Board of Directors has no present intention to issue any shares of preferred stock.

Anti-Takeover Effects of Our Certificate of Incorporation, By-laws and Delaware Law

Our certificate of incorporation, our by-laws and Delaware statutory law contain provisions that may impact the prospect of an acquisition of our company by means of a tender offer or a proxy contest. These provisions may discourage coercive takeover practices and inadequate takeover bids. We believe that the benefits of such increased protection would give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Election and Removal of Directors

Our Board of Directors is currently divided into three classes, with the classes as nearly equal in number as possible. At the time of our spin-off, the Directors designated as Class I Directors had terms expiring at the first annual meeting of stockholders following the effective date of our certificate of incorporation (the “Effective Date”), which was held in 2019. The Directors designated as Class II Directors had terms expiring at the following year's annual meeting of stockholders, which was held in 2020. The Directors designated as Class III Directors have terms expiring at the following year's annual meeting of stockholders, which we expect to hold in 2021. Each Director elected at our 2019 annual meeting and our 2020 annual meeting was elected for a term of office to expire at the 2021 annual meeting. Beginning at the third annual meeting of the stockholders following the Effective Date, which we expect to hold in 2021, all of our Directors will stand for election each year for one-year terms, and our Board of Directors will therefore no longer be divided into three classes.

In the case of an uncontested Director election at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote therein, with any Directors not receiving a majority of the votes cast required to tender their resignations following the certification of the stockholder vote. The Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board of Directors whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the withheld votes. In making this recommendation, the Corporate Governance Committee will consider all factors deemed relevant by its members. In the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Before the Board of Directors is fully declassified at the third annual meeting following the Effective Date, which we expect to hold in 2021, it would have taken at least two elections of Directors for any individual or group to gain control of the Board of Directors. Furthermore, for so long as the Board of Directors is classified, our certificate of incorporation provides that our Directors may be removed only for cause. Following the third annual meeting of the stockholders following the Effective Date, which we expect to hold in 2021, our Directors may be removed with or without cause. Accordingly, while the classified Board of Directors is in effect, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Wyndham Hotels.

Size of Board and Vacancies

Our certificate of incorporation and by-laws provide that our Board of Directors may consist of no less than three and no more than 15 Directors. The number of Directors on our Board of Directors will be fixed exclusively by our Board of Directors, subject to the minimum and maximum number permitted by our certificate of incorporation and by-laws. Newly created directorships resulting from any increase in our authorized number of Directors will be filled by a majority of our Board of Directors then in office, provided that a majority of our entire Board of

Directors, or a quorum, is present, and any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining Directors in office, even if less than a quorum is present.

Elimination of Stockholder Action by Written Consent

Our certificate of incorporation and by-laws expressly eliminate the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our certificate of incorporation and by-laws, only the chairman of our Board of Directors or our chief executive officer will be able to call special meetings of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as Directors other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors.

Delaware Anti-takeover Law

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

No Cumulative Voting

Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of Directors.

Undesignated Preferred Stock

The authorization in our certificate of incorporation of undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Amendments to Our Certificate of Incorporation and By-laws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation's certificate of incorporation or bylaws is required to approve such amendment, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws provide that the by-laws may be amended, altered, changed or repealed by a majority vote of our Board of Directors, provided that, in addition to any other vote otherwise required by law, our amended and restated by-laws may also be amended, altered, changed or repealed by the affirmative vote of at least a majority of the voting power of our outstanding shares of capital stock.

Exclusive Jurisdiction of Certain Actions

Our by-laws require, to the fullest extent permitted by law that derivative actions brought in the name of Wyndham Hotels, actions against Directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits Wyndham Hotels by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our Directors and officers.

Limitations on Liability of Directors and Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that no Director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•any breach of the Director's duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
•any transaction from which the Director derived an improper personal benefit.

Our certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was our Director or officer, or by reason of the fact that our Director or officer is or was serving, at our request, as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reason to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We insure our Directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacities as Directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the Directors or officers.

Listing

Our shares of common stock are listed on the New York Stock Exchange and trade under the ticker symbol “WH.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.